Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
First Quarter 2018 Results

HOLLAND, Mich. (April 26, 2018) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the first quarter of 2018, reflecting continued strong financial performance.

•	Net income of $5.8 million in first quarter 2018 versus $4.5 million in first quarter 2017 – up 29%
•	Growth in net interest income – up 13% from first quarter 2017
•	Loan portfolio balances and bond financing to businesses up by $85 million (7%), from a year ago
•	Core deposit balances up by $128 million (9%), from a year ago
•	Asset quality metrics remained strong
•	First quarter 2018 dividend was up 50% over first quarter 2017

Macatawa reported net income of $5.8 million, or $0.17 per diluted share, in the first quarter 2018 compared to $4.5 million, or $0.13 per diluted share, in the first quarter 2017.  First quarter 2018 earnings were positively impacted by continued growth and a lower corporate federal income tax rate, due to tax reform enacted at the end of 2017.

"We are pleased to report strong and consistent performance for the first quarter of 2018,” said Ronald L. Haan, President and CEO of the Company.  “Revenue growth, primarily higher net interest income, along with a reduction in the federal corporate income tax rate and continued expense management resulted in a 29 percent increase in net income compared to the first quarter of 2017.  Continued growth in our balances of loans and bond financing to businesses, along with the recent increases in interest rates have positively affected our net interest income.  While net interest income grew by 13%, our core operating expenses, excluding problem asset costs, increased by only 2%.”

Mr. Haan concluded:  "Our commitment to operating a well-disciplined company that delivers superior financial services to the communities of Western Michigan has again produced strong and consistent financial performance for our shareholders.  We are grateful for all of our team members and for their integrity, their caring and their professionalism in all of our interactions with customers.”

Macatawa Bank Corporation 1Q Results / page 2 of 5

Operating Results
Net interest income for the first quarter 2018 totaled $14.2 million, an increase of $665,000 from the fourth quarter 2017 and an increase of $1.6 million from the first quarter 2017.  Net interest margin was 3.34 percent, up 9 basis points from the fourth quarter 2017, and up 8 basis points from the first quarter 2017.  Net interest income for the first quarter 2017 benefitted from a payoff of a loan that had been on nonaccrual, resulting in recognition of $267,000 in interest income that had been deferred, compared to $56,000 in such income recognized in first quarter 2018.

Average interest earning assets for the first quarter 2018 increased $49.3 million from the fourth quarter 2017 and were up $150.8 million from the first quarter 2017.  This growth was the primary contributor to the improvement in net interest income.

Non-interest income decreased $278,000 in the first quarter 2018 compared to the fourth quarter 2017 and decreased $99,000 from the first quarter 2017.  These changes were primarily due to fluctuations in gains on sales of mortgage loans.  Gains on sales of mortgage loans in the first quarter 2018 were down $160,000 compared to the fourth quarter 2017 and down $287,000 from the first quarter 2017.  While overall mortgage volume was down in the first quarter 2018, the reduction in gains in the first quarter was also significantly impacted by the Bank holding more of first quarter 2018 production in portfolio.  The Bank originated $16.1 million in portfolio mortgage loans in the first quarter 2018 compared to $20.5 million in the fourth quarter 2017 and $9.1 million in the first quarter 2017.  The Bank originated $5.1 million in mortgage loans for sale in the first quarter 2018 compared to $12.0 million in the fourth quarter 2017 and $17.0 million in the first quarter 2017.

Non-interest expense was $11.4 million for the first quarter 2018, compared to $11.3 million for the fourth quarter 2017 and $10.9 million for the first quarter 2017.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $234,000 compared to the fourth quarter 2017 and were up $195,000 compared to the first quarter 2017.  The increase compared to the first quarter 2017 was due to annual merit and inflationary increases in salaries as well as higher costs associated with medical insurance, partially offset by lower variable based compensation from mortgage production and investment services volume.  The decrease from the fourth quarter 2017 was due to additional costs related to annual incentive awards recognized in the fourth quarter 2017.

Nonperforming asset expenses increased $256,000 compared to the fourth quarter 2017 and increased $366,000 compared to the first quarter 2017.  The first quarter 2017 total was unusually low due to net gains on sales of foreclosed properties of $149,000, while net losses were incurred on sale in the first quarter 2018 and fourth quarter 2017.  Additionally, writedowns on other real estate totaled $280,000 in the first quarter 2018 compared to $45,000 in fourth quarter 2017 and $64,000 in first quarter 2017.  Other categories of non-interest expense were relatively flat compared to the fourth quarter 2017 and the first quarter 2017.

On December 22, 2017, “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, was signed into law.  This new tax law, among other items, reduced the Company’s federal corporate tax rate from 35% to 21% effective January 1, 2018. Since the enactment took place in December 2017, the Company revalued downward its net deferred tax assets in its reporting periods ended December 31, 2017 resulting in a $2.5 million increase to federal income tax expense in the fourth quarter 2017.

Macatawa Bank Corporation 1Q Results / page 3 of 5

Federal income tax expense was $1.2 million for the first quarter 2018 compared to $4.5 million for the fourth quarter 2017 and $2.0 million for the first quarter 2017.  The effective tax rate was 17.6 percent for the first quarter 2018, compared to 67.1 percent for the fourth quarter 2017 and 30.6 percent for the first quarter 2017.  The effective tax rate in the first quarter 2018 reflects the impact of the lower federal corporate tax rates from the enactment of the Tax Cuts and Jobs Act.  The fourth quarter 2017 effective tax rate reflects the $2.5 million expense to revalue the Company’s net deferred tax assets at December 31, 2017.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the continued low historical loan loss ratios, and net loan recoveries experienced in the first quarter 2018, a negative provision for loan losses of $100,000 was recorded in the first quarter 2018.  Net loan recoveries for the first quarter 2018 were $175,000, compared to fourth quarter 2017 net loan recoveries of $166,000 and first quarter 2017 net loan recoveries of $234,000.  The Company has experienced net loan recoveries in each of the past thirteen quarters. Total loans past due on payments by 30 days or more amounted to $1.6 million at March 31, 2018, up 39 percent from $995,000 at December 31, 2017 and up 13 percent from $915,000 at March 31, 2017.  Delinquency as a percentage of total loans was 0.12 percent at March 31, 2018, well below the Company’s peer level.

The allowance for loan losses of $16.7 million was 1.26 percent of total loans at March 31, 2018, compared to 1.26 percent of total loans at December 31, 2017, and 1.32 percent at March 31, 2017.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 51.5-to-1 as of March 31, 2018.

At March 31, 2018, the Company's nonperforming loans had declined to $324,000, representing 0.02 percent of total loans.  This compares to $395,000 (0.03 percent of total loans) at December 31, 2017 and $401,000 (0.02 percent of total loans) at March 31, 2017.  Other real estate owned and repossessed assets were $5.2 million at March 31, 2018, compared to $5.8 million at December 31, 2017 and $12.1 million at March 31, 2017. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $6.9 million, or 55 percent, from March 31, 2017 to March 31, 2018.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017

Commercial Real Estate	$121	$385	$440	$436	$252
Commercial and Industrial	201	4	4	6	127
Total Commercial Loans	322	389	444	442	379
Residential Mortgage Loans	2	2	58	206	2
Consumer Loans	---	4	19	22	20
Total Non-Performing Loans	$324	$395	$521	$670	$401

Macatawa Bank Corporation 1Q Results / page 4 of 5

Total non-performing assets were $5.5 million, or 0.30 percent of total assets, at March 31, 2018.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun30, 2017	Mar 31, 2017

Non-Performing Loans	$324	$395	$521	$670	$401
Other Repossessed Assets	---	11	---	---	---
Other Real Estate Owned	5,223	5,767	6,661	7,097	12,074
Total Non-Performing Assets	$5,547	$6,173	$7,182	$7,767	$12,475

Balance Sheet, Liquidity and Capital

Total assets were $1.86 billion at March 31, 2018, a decrease of $26.5 million from $1.89 billion at December 31, 2017 and an increase of $114.9 million from $1.75 billion at March 31, 2017.  Year end assets typically increase due to year end seasonal inflow of business and municipal deposits.   Total loans were $1.33 billion at March 31, 2018, an increase of $5.2 million from $1.32 billion at December 31, 2017 and an increase of $59.4 million from $1.27 billion at March 31, 2017.

Commercial loans increased by $44.8 million from March 31, 2017 to March 31, 2018, along with an increase of $21.5 million in our residential mortgage portfolio, partially offset by a decrease of $6.9 million in our consumer loan portfolio.  Commercial real estate loans increased by $21.1 million while commercial and industrial loans increased by $23.8 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017

Construction and Development	$81,948	$92,241	$84,659	$82,317	$78,910
Other Commercial Real Estate	447,922	449,694	445,703	432,223	429,898
Commercial Loans Secured by Real Estate	529,870	541,935	530,362	514,540	508,808
Commercial and Industrial	477,088	465,208	418,838	435,218	453,311
Total Commercial Loans	$1,006,958	$1,007,143	$949,200	$949,758	$962,119

Bond financing to commercial customers increased by $25.9 million from March 31, 2017 to March 31, 2018.  This financing combined with the loan portfolio led to a total growth rate of 7% from March 31, 2017 to March 31, 2018.

Total deposits were $1.56 billion at March 31, 2018, down $18.1 million from $1.58 billion at December 31, 2017 and were up $127.7 million, or 9 percent, from $1.43 billion at March 31, 2017.  The decrease in total deposits from December 31, 2017 was primarily in demand deposits (down $48.1 million) as municipal and business customers deployed their seasonal increase of year-end deposits in the first quarter 2018.  Money market deposits, savings deposits and certificates of deposit were all up in the first quarter 2018 compared to December 31, 2017 and March 31, 2017.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 1Q Results / page 5 of 5

The Bank's risk-based regulatory capital ratios were higher at March 31, 2018 compared to March 31, 2017 and December 31, 2017 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2018.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, reduce future tax liabilities, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2017.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	1st Qtr	4th Qtr	1st Qtr
EARNINGS SUMMARY	2018	2017	2017
Total interest income	$16,019	$15,159	$13,848
Total interest expense	1,837	1,642	1,265
Net interest income	14,182	13,517	12,583
Provision for loan losses	(100)	-	(500)
Net interest income after provision for loan losses	14,282	13,517	13,083

NON-INTEREST INCOME
Deposit service charges	1,049	1,125	1,060
Net gains on mortgage loans	141	301	428
Trust fees	925	866	778
Other	2,017	2,118	1,965
Total non-interest income	4,132	4,410	4,231

NON-INTEREST EXPENSE
Salaries and benefits	6,194	6,440	5,999
Occupancy	1,072	926	1,026
Furniture and equipment	805	772	732
FDIC assessment	132	135	136
Problem asset costs, including losses and (gains)	461	205	95
Other	2,770	2,775	2,900
Total non-interest expense	11,434	11,253	10,888
Income before income tax	6,980	6,674	6,426
Income tax expense	1,225	4,480	1,966
Net income	$5,755	$2,194	$4,460

Basic earnings per common share	$0.17	$0.06	$0.13
Diluted earnings per common share	$0.17	$0.06	$0.13
Return on average assets	1.25%	0.49%	1.05%
Return on average equity	13.24%	5.03%	10.86%
Net interest margin (fully taxable equivalent)	3.34%	3.25%	3.26%
Efficiency ratio	62.43%	62.77%	64.76%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2018	2017	2017
Cash and due from banks	$26,954	$34,945	$30,631
Federal funds sold and other short-term investments	103,898	126,522	83,118
Debt securities available for sale	214,269	220,720	184,605
Debt securities held to maturity	90,513	85,827	68,473
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	-	1,208	2,767
Total loans	1,325,545	1,320,309	1,266,128
Less allowance for loan loss	16,675	16,600	16,696
Net loans	1,308,870	1,303,709	1,249,432
Premises and equipment, net	46,110	46,629	49,832
Bank-owned life insurance	40,494	40,243	39,524
Other real estate owned	5,223	5,767	12,074
Other assets	15,891	13,104	16,839

Total Assets	$1,863,780	$1,890,232	$1,748,853

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$453,993	$490,583	$466,415
Interest-bearing deposits	1,106,879	1,088,427	966,731
Total deposits	1,560,872	1,579,010	1,433,146
Other borrowed funds	80,667	92,118	102,785
Long-term debt	41,238	41,238	41,238
Other liabilities	5,627	4,880	5,539
Total Liabilities	1,688,404	1,717,246	1,582,708

Shareholders' equity	175,376	172,986	166,145

Total Liabilities and Shareholders' Equity	$1,863,780	$1,890,232	$1,748,853

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2018	2017	2017	2017	2017
EARNINGS SUMMARY
Net interest income	$14,182	$13,517	$13,138	$12,705	$12,583
Provision for loan losses	(100)	-	(350)	(500)	(500)
Total non-interest income	4,132	4,410	4,300	4,478	4,231
Total non-interest expense	11,434	11,253	10,756	10,792	10,888
Federal income tax expense	1,225	4,480	2,157	2,129	1,966
Net income	$5,755	$2,194	$4,875	$4,762	$4,460

Basic earnings per common share	$0.17	$0.06	$0.14	$0.14	$0.13
Diluted earnings per common share	$0.17	$0.06	$0.14	$0.14	$0.13

MARKET DATA
Book value per common share	$5.16	$5.10	$5.11	$5.01	$4.89
Tangible book value per common share	$5.16	$5.10	$5.11	$5.01	$4.89
Market value per common share	$10.27	$10.00	$10.26	$9.54	$9.88
Average basic common shares	34,010,396	33,958,992	33,942,248	33,942,318	33,941,010
Average diluted common shares	34,011,592	33,965,344	33,947,269	33,948,127	33,948,584
Period end common shares	34,017,525	33,972,977	33,941,953	33,938,486	33,944,788

PERFORMANCE RATIOS
Return on average assets	1.25%	0.49%	1.10%	1.11%	1.05%
Return on average equity	13.24%	5.03%	11.34%	11.32%	10.86%
Net interest margin (fully taxable equivalent)	3.34%	3.25%	3.21%	3.24%	3.26%
Efficiency ratio	62.43%	62.77%	61.68%	62.81%	64.76%
Full-time equivalent employees (period end)	332	340	343	344	338

ASSET QUALITY
Gross charge-offs	$97	$45	$55	$139	$26
Net charge-offs/(recoveries)	$(175)	$(166)	$(214)	$(374)	$(234)
Net charge-offs to average loans (annualized)	-0.05%	-0.05%	-0.07%	-0.12%	-0.07%
Nonperforming loans	$324	$395	$521	$670	$401
Other real estate and repossessed assets	$5,223	$5,778	$6,661	$7,097	$12,074
Nonperforming loans to total loans	0.02%	0.03%	0.04%	0.05%	0.03%
Nonperforming assets to total assets	0.30%	0.33%	0.40%	0.44%	0.71%
Allowance for loan losses	$16,675	$16,600	$16,434	$16,570	$16,696
Allowance for loan losses to total loans	1.26%	1.26%	1.30%	1.32%	1.32%
Allowance for loan losses to nonperforming loans	5146.60%	4202.53%	3154.32%	2473.13%	4163.34%

CAPITAL
Average equity to average assets	9.42%	9.68%	9.69%	9.76%	9.63%
Common equity tier 1 to risk weighted assets (Consolidated)	11.67%	11.31%	11.70%	11.60%	11.28%
Tier 1 capital to average assets (Consolidated)	11.83%	11.88%	12.04%	12.21%	12.11%
Total capital to risk-weighted assets (Consolidated)	15.36%	14.99%	15.50%	15.45%	15.12%
Common equity tier 1 to risk weighted assets (Bank)	13.87%	13.54%	13.99%	13.89%	13.60%
Tier 1 capital to average assets (Bank)	11.50%	11.56%	11.72%	11.87%	11.79%
Total capital to risk-weighted assets (Bank)	14.96%	14.62%	15.10%	15.02%	14.73%
Tangible common equity to assets	9.42%	9.15%	9.63%	9.70%	9.51%

END OF PERIOD BALANCES
Total portfolio loans	$1,325,545	$1,320,309	$1,260,037	$1,251,355	$1,266,128
Earning assets	1,751,315	1,767,752	1,680,458	1,633,383	1,617,331
Total assets	1,863,780	1,890,232	1,803,046	1,759,063	1,748,853
Deposits	1,560,872	1,579,010	1,506,178	1,459,990	1,433,146
Total shareholders' equity	175,376	172,986	173,464	170,175	166,145

AVERAGE BALANCES
Total portfolio loans	$1,314,838	$1,285,688	$1,252,075	$1,260,051	$1,264,835
Earning assets	1,730,576	1,681,297	1,652,028	1,594,849	1,579,758
Total assets	1,845,911	1,802,386	1,775,302	1,723,575	1,706,643
Deposits	1,537,376	1,497,213	1,481,539	1,419,775	1,397,596
Total shareholders' equity	173,913	174,427	171,987	168,240	164,317